Exhibit – 10.8

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT (this “Agreement”) is entered into on this 3rd day of October, 2023, by and between Agree Realty Corporation, a Maryland corporation (the “REIT”) and Richard Agree (“Richard”), but provided that it shall be effective on January 1, 2023 pursuant to Section 761(c) of the tax code.

RECITALS:

A.The REIT and Richard are the only partners of Agree Limited Partnership, a Delaware limited partnership (the “Partnership”), with the REIT as general partner and Richard as limited partner;
B.The Partnership and/or its subsidiaries have borrowed money pursuant to numerous loan agreements and other financing arrangements (such borrowings, together with all future borrowings by the Partnership and/or its subsidiaries, shall be referred to herein as the “Partnership Debt”);
C.The REIT has provided recourse guarantees, and intends in the future to provide recourse guarantees, to certain portions of the Partnership Debt (such current and future guarantees provided by the REIT shall be referred to herein as the “REIT Guarantees” and such portion of the Partnership Debt that is subject to REIT Guarantees shall be referred to as “Guaranteed Partnership Debt”);
D.Richard currently has a negative capital account in the Partnership (such amount, as in effect from time to time, is referred to as the “Outstanding Negative Capital Balance”);
E.Richard desires to enter into an agreement to reimburse the REIT for a portion of the amount it pays pursuant to the REIT Guarantees as set forth herein;

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.Richard hereby agrees to reimburse the REIT for his Proportionate Share (as defined below) of amounts that the REIT pays to lenders pursuant to the REIT Guarantees, up to the Reimbursement Maximum (as defined below).
2.Richard’s “Proportionate Share” shall be equal to the percentage obtained from the following fraction, where the numerator is the Reimbursement Maximum and the denominator is the total amount of outstanding Guaranteed Partnership Debt (each as outstanding as of any date when the Proportionate Share is measured).
3.Richard’s “Reimbursement Maximum” shall be equal to $500,000 plus the excess of the Outstanding Negative Capital Balance over the total nonrecourse debt (including, without limitation, qualified nonrecourse financing) that is allocated by the Partnership to Richard, as most recently determined by the Partnership. Reimbursement payments actually made by Richard shall be subtracted in thereafter determining his remaining Reimbursement Maximum. For reference purposes, as of January 1, 2023, the Outstanding Negative Capital Balance was $12,614,056 and Richard’s total share of nonrecourse debts was $10,476,696 (as determined on his Schedule K-1 from the Partnership), and thus the Reimbursement Maximum as of January 1, 2023 was $2,637,360 [$500,000 + ($12,614,056 - $10,476,696) = $2,637,360]. If there is a decrease in nonrecourse debts allocated to Richard during any year such as due to the pay-down or pay-off of such debt, the Reimbursement Maximum shall increase accordingly.

4.Richard hereby waives his right of subrogation against the REIT in its capacity as general partner of the Partnership (to the extent the REIT has liability, as general partner, for debts of the Partnership). In no circumstances will Richard have any claim against the REIT for amounts paid by Richard pursuant to this Agreement (and if at any time there is a different or additional general partner, Richard shall have no right of subrogation against that party). For the avoidance of doubt, this Reimbursement Agreement is intended to cause Richard to be allocated recourse debt from the Partnership equal to the Reimbursement Maximum pursuant to Treasury Regulation 1.752-2 and his obligations hereunder shall be so interpreted (and the obligations hereunder are not intended to be a bottom dollar payment obligation, as defined in such regulation). Richard shall be required at all times to maintain sufficient net worth to satisfy his obligations hereunder, and the REIT may, from time to time, request commercially reasonable evidence from Richard of his financial ability to satisfy his obligations hereunder, and Richard shall promptly provide such evidence upon request.
5.For example, if Richard has a $12.6 million negative capital account and is allocated $10.5 million of nonrecourse debt from the Partnership, his Reimbursement Maximum will be $2.6 million ($500,000 + ($12.6 million - $10.5 million)). If there is $100 million of Guaranteed Partnership Debt at such time, Richard’s Proportionate Share would be 2.6%. Thus, if at such time, the REIT makes a $1 million payment to a lender pursuant to a REIT Guarantee, Richard must reimburse the REIT for $26,000, and the Reimbursement Maximum would thereafter be decreased by $26,000.
6.In the event of Richard’s death, his obligations hereunder shall terminate at such time.
7.This Agreement shall be interpreted under the laws of the State of Michigan and the parties hereto consent to jurisdiction and agree to venue in the Circuit Court for the County of Oakland, State of Michigan.
8.This Agreement contains the full agreement of the parties and may not be amended, except in a writing signed by all parties. PDF, electronic and facsimile copies shall be accepted as originals. The parties can sign in counterpart copy. No amendments to this Agreement shall be effective without the prior written approval of all parties hereto. Each party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Reimbursement Agreement on the date first set above.

/s/ Richard Agree

Richard Agree

Agree Realty Corporation, a Maryland

corporation

By: /s/ Joey Agree

Joey Agree, President and CEO